Exhibit 99.1

Media Contact:	Lisa Evia	630-753-2704
Investor Contact:	Heather Kos	630-753-2406

Navistar Financial Corporation Enhances Liquidity

With $247 Million Asset-Backed Notes Sale to Bank Conduit

SCHAUMBURG, Ill. (April 25, 2008) Navistar Financial Corporation (NFC), an affiliate of Navistar International Corporation (Other OTC: NAVZ), today sold $247 million in asset-backed notes to a conduit managed by a key relationship bank. This sale brings the total of asset-backed notes sold by NFC since November of 2007 to $783 million.

“The support of our key relationship banks and the credit quality of our receivables portfolio continue to allow us access to the conduit market, at a time when market conditions are difficult,” said Terry Endsley, senior vice president and treasurer, Navistar.

The company uses conduit sales such as this transaction to enhance liquidity and to provide continued financing support to its customers.

“Access to bank conduits provides NFC the means to continuously fund our retail receivables, which makes available the liquidity necessary to execute our growth strategies and capitalize on market opportunities,” said Endsley.

Navistar Financial Corporation is an affiliate of Navistar International Corporation. It provides financial programs and services tailored to satisfy all Navistar’s customer and dealer equipment-financing needs. Navistar Financial also furnishes financing for major trailer manufacturers and their distributors. Additional information is available at: www.navistar.com.

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Forward Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of the report and the company assumes no obligation to update the information included in the presentation. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “goal” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions, including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these and other factors, see Item 1A, Risk Factors of our Form 10-K for fiscal year ended October 31, 2005, which was filed on December 10, 2007.